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                      July 18, 2022

       Alison White
       Chief Financial Officer
       SSR Mining Inc.
       7001 E. Belleview Avenue, Suite 800
       Denver, CO 80237

                                                        Re: SSR Mining Inc.
                                                            Form 10-K and
10-K/A for the fiscal year ended December 31, 2021
                                                            Filed February 23,
2022 and July 12, 2022
                                                            File No. 001-35455

       Dear Ms. White:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction